                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of
                     the Securities Exchange act of 1934


                               December 8, 1995
               Date of Report (Date of earliest event reported)




                             AVON PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)




      New York                      1-4881                     13-0544597
    (State or other       (Commission file number)        (I.R.S. employer
    jurisdiction of                                       identification no.)
    incorporation)



              9 WEST 57TH STREET, NEW YORK, NEW YORK 10019-2683
                   (Address of principal executive offices)


                                (212) 546-6015
                              (Telephone number)

Item 5.  Other Events.

     A press release dated December 8, 1995 was issued by Avon Products, Inc., relating to a settlement of the Mallinckrodt Group, Inc. litigation. The following is a summary of that press release:

     Avon Products, Inc. announced on December 8, 1995, that it has entered into an agreement with Mallinckrodt Group, Inc., settling litigation initiated by Mallinckrodt in 1988. The settlement covers all indemnity obligations related to Avon's sale of Mallinckrodt in 1986, including environmental clean up claims and litigation concerning Mallinckrodt's 1988 settlement of a DuPont patent claim.

     The settlement payment being made by Avon to Mallinckrodt, and related costs, will result in an after-tax charge to discontinued operations in the fourth quarter of 1995, net of existing reserves allocated to this matter, of $29.6 million, or $.43 per share. Avon said the charge does not affect income from continuing operations, which will be up in 1995 for the seventh consecutive year.

     Avon had acquired Mallinckrodt, a medical products and chemicals company, in 1982 as part a of broad diversification effort. In recent years, Avon has divested all non-core operations, including Mallinckrodt, and is focused on its global direct selling business.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                   AVON PRODUCTS, INC.






Date:  December 8, 1995         By /s/ Ward M. Miller, Jr.
                                --------------------------
                                       Ward M. Miller, Jr.
                         Senior Vice President, General Counsel and Secretary